EXHIBIT 10.3

                                  BLUEFLY, INC.
                                42 West 39 Street
                            New York, New York 10018

                                                                    June 5, 2006

SFM Domestic Investments LLC
Quantum Industrial Partners LDC
c/o Soros Fund Management LLC
888 Seventh Avenue
New York, New York 10106
Attention: David Wassong

                Subject: Sharing of Placement Fees

Dear David:

Bluefly, Inc.("Bluefly") has engaged Allen & Company LLC ("Allen") to act as financial advisor and placement agent under an engagement letter dated March 30, 2006 (the "Engagement Letter") for a possible private placement (the "Transaction"). Upon the consummation of the Transaction, Bluefly intends to use a portion of the proceeds to pay certain outstanding debt owed to, as well as certain dividends accrued on shares of Series A, B, C, D, E and F Convertible Preferred Stock held by, Quantum Industrial Partners LDC ("QIP") and SFM Domestic Investments LLC ("SFM"). The Engagement Letter provides, in Section 2 thereof, that Allen will be paid a placement fee (the "Fee") in the aggregate amount of 5% of the gross proceeds received by Bluefly or its shareholders in the Transaction completed during the term of the Engagement Letter or (as to entities introduced to Bluefly by Allen), the one year "tail" period set forth therein.

This letter sets forth our agreement that, if QIP, SFM or their respective affiliates (each, a "Recipient") receives a portion of the proceeds received by the Company in the Transaction, then each such Recipient will pay a portion of the Fee equal to the product of (x) the aggregate Fee payable by the Company pursuant to Section 2 of the Engagement Letter, times (y) a ratio, the numerator of which is the amount of proceeds actually received by such Recipient and the denominator of which is the aggregate proceeds received by Bluefly in the Transaction. The portion of the Fee payable by the Recipient pursuant to the preceding sentence shall be paid by such Recipient on the date of the closing of the Transaction, by wire transfer of immediately available funds, to an account designated by Allen.

Except for the payment of a portion of the Fee in accordance with the foregoing paragraph, none of QIP, SFM or any of their respective affiliates shall have any other obligation or liability of any kind or nature to the Company or Allen relating to or in connection with the Engagement Letter. The obligation of each of QIP, SFM or their respective affiliates with respect to the Fee as set

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forth in this letter shall be several and not joint and shall be limited to as set forth herein. This letter shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of law principles. This letter constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

By its signature below, each of Bluefly, QIP and SFM agrees to the provisions of this Letter.